 Exhibit 99.1

NEWS RELEASE
Gryphon Gold Corporation, 611 N Nevada Street, Carson City, NV 89703

FOR IMMEDIATE RELEASE

Gryphon Gold and Waterton Agree to Increase Senior Secured Credit Facility

CARSON CITY, NV, September 25, 2012 - Gryphon Gold Corporation (the “Company”) (GGN: TSX; GYPH: OTCQB), a gold exploration, development and production company focused on its Borealis Oxide Heap Leach Project in Nevada (the “Borealis Property”), announced today that it has expanded its senior secured gold stream credit facility (the “Senior Facility”) with Waterton Global Value, L.P. (“Waterton”). Under the expanded Senior Facility, the Company will have access to $20 million, as opposed to $15 million. In addition to providing additional capital, Waterton has also agreed to extend the term of the Senior Facility by seven months to November 2014.

Amounts drawn under the Senior Facility will now be repayable in monthly installments commencing in December 2012, with initial principal payments being $50,000 per month and where such principal payments shall increase to $900,000 per month in March 2013 through to the end of the term in November 2014. The specific repayment mechanics applicable to any principal amounts outstanding under the Senior Facility remain unchanged. The Senior Facility is secured by a first priority lien on the assets of the Company and its wholly-owned subsidiary, Borealis Mining Company.

As consideration for providing the additional principal amounts and amending the repayment schedule of the Senior Facility, the Company and Waterton agreed to amend the terms of their existing Gold and Silver Supply Agreement to permit Waterton to purchase all of the Company’s production at a 3% discount to prevailing spot prices.

James T. O’Neil Jr., Chief Executive Officer and Interim CFO of Gryphon Gold Corporation, stated “We believe that the additional financing and amended repayment schedule provide us with substantial financial flexibility to fund our investment in expanding our production capacity without impeding our working capital that is generated through gold sales. The additional financing will support the bonding requirement of our incremental fluid flow, as well as the purchase of an additional carbon stack and pumps. We continue to make progress at the Borealis project. We are pouring gold weekly and we continue to work on the expansion of the heap leach pad.”

Cheryl Brandon, Portfolio Manager at Waterton, stated “We are pleased with the progress Gryphon Gold has made at its flagship Borealis Project. As a result of the expansion of the heap leach pad and construction of the ADR processing facility, the company is well positioned to continue to increase production and benefit from lofty gold prices. We have established a good working relationship with management and look forward to continuing to support Gryphon on future expansion opportunities”.

For further information please contact:

James T. O’Neil Jr., Chief Executive Officer and Interim CFO
775.883.1456
joneil@gryphongold.com

Deborah K. Pawlowski, Kei Advisors LLC
716.843.3908
dpawlowski@keiadvisors.com

Gryphon Gold and Waterton Agree to Increase Senior Secured Credit Facility
September 25, 2012

ABOUT GRYPHON GOLD:

Gryphon Gold produces gold from its Borealis Property, which is located in Nevada’s Walker Lane Gold Belt. The Company is expanding its production capacity and advancing the development of the oxide heap leachable gold and silver historically identified that includes both pre-processed and unprocessed ore. Gryphon Gold also plans to further expand and develop the significant sulphide resource available through exploration, metallurgical design and sulphide project permitting and development. The Borealis Property contains unpatented mining claims (including claims leased to the Company’s wholly owned subsidiary) of approximately 20 acres each, totaling about 15,020 acres, which has successful past production.

Gryphon Gold routinely posts news and other important information on its website: www.gryphongold.com.

Safe Harbor Statement

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of United States and Canadian securities laws, which may include, but are not limited to, statements relating to the plans to advance the development of the Borealis Property. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risk that additional financing may be required and, if so, may not be available on terms satisfactory to the Company if at all, risks associated with mining operations, risks associated with the oxide heap, risks associated with exploration, metallurgical design and project permitting and development and the risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors and Uncertainties” in the Company’s annual report on Form 10-K for the year ended March 31, 2011, and interim report on Form 10Q for the period ended December 31, 2011, as filed with the SEC and Canadian securities administrators and in the Company’s other reports, documents, and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not undertake to update forward-looking statements or forward-looking information, except as may be required by law. Full financial statements and securities filings are available on the Company’s website: www.gryphongold.com and www.sec.gov or www.sedar.com.

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